Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                                                                                                              Contact:   Paul Knopick

                                                                                                                                                    888-795-6336

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ITRONICS ANNOUNCES REVERSE SPLIT OF COMMON STOCK

           RENO, Nevada, June 28, 2010 – Itronics Inc. (OTC: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) announced today that its Board of Directors approved a 1 for 1000 reverse split of its outstanding common stock. The reverse split will be effective at open of business on June 29, 2010.

Fractional shares will be rounded-up to whole shares. It will not be necessary for shareholders to exchange existing stock certificates for new, post- split certificates. Existing certificates will represent the 1,000 to 1 post-split shares. However new certificates may be obtained from the Company’s transfer agent, Securities Transfer Corporation, for a fee of $30.00.

Securities Transfer Corporation may be contacted at 2591 Dallas Parkway, Suite 202, Frisco, TX 75034; phone (469) 633-0101 or fax (469) 633-0088.

Prior to the split, there were approximately 3,186,845,941 common shares outstanding. After the split, there will be approximately 3,186,846 common shares outstanding.

             About Itronics

             Headquartered in Reno, Nevada, Itronics is a Cleantech Specialty Fertilizer and Silver Company that produces the Award Winning GOLD'n GRO liquid fertilizers and pure silver bullion. Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company with a fully permitted "Beneficial Use photochemical, Silver, and Water Recycling" plant in the United States that converts spent photoliquids into pure silver and GOLD'n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, provides project planning and technical services to the gold mining industry, and operates the popular InsideMetals.com web site, http://www.insidemetals.com, which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

             Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally clean recycling and fertilizer technologies.

             The Company's environmentally friendly GOLD'n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at  http://goldngro.com.  The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com.

VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)